Exhibit 10.2

BUNGE LIMITED BOARD OF DIRECTORS

DESCRIPTION OF NON-EMPLOYEE DIRECTORS’
COMPENSATION

(Effective as of May 8, 2009)

Annual Retainer

•                                          $75,000 per year.

Committee Chairman Fees

•                                          $20,000 per year for Audit Committee chair.

•                                          $10,000 per year for each other committee chair.

Committee Member Fees

•                                          $10,000 per year for Audit Committee membership.

•                                          $0 per year for each other committee membership.

Meeting Fees

•                                          If the Board of Directors meets more than 10 times per year, each non-employee director will receive a fee of $1,000 for each additional meeting attended.

•                                          If a committee meets more than 10 times per year, each committee member will receive a fee of $1,000 for each additional meeting attended.

Equity Awards

•                                          Pursuant to the 2007 Non-Employee Directors Equity Incentive Plan, an annual equity award will be granted to each continuing non-employee director as of the date of Bunge’s annual general meeting of the shareholders.  The value and form of award are recommended by the Compensation Committee.  For the 2009 grant, such award consisted of restricted stock units.

•                                          Pursuant to the 2007 Non-Employee Directors Equity Incentive Plan, an equity award will be granted upon a new non-employee director’s initial election or appointment to the Board of Directors.  The award will be a pro rata portion of the awards made to the non-employee directors generally on the immediately preceding date of grant based on the number of days from the date of the director’s initial appointment or election to the next annual general meeting.